Exhibit 23.1

Messineo & Co, CPAs, LLC 2471 N McMullen Booth Rd Ste. 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1/A Amendment No. 1 is a part, of the report dated January 14, 2014 relative to the financial statements of Visual Acumen, Inc. as of December 31, 2013 and for the period October 7, 2013 (date of inception) through December 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Messineo & Co, CPAs LLC

Clearwater, Florida

May 1, 2014